                                                                     EXHIBIT 5.1


                       OPINION OF MORRISON & FOERSTER LLP



                                 June 30, 2000




PLX Technology, Inc.
390 Potrero Avenue
Sunnyvale, CA  94086

Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-3 filed by PLX Technology, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 30, 2000 (the "registration statement") relating to the registration under the Securities Act of 1933, as amended, of up to 464,626 shares of the Company's common stock, $0.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

        As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 464,626 shares of Stock.

        It is our opinion that the 464,626 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison  & Foerster LLP